Exhibit 5.2

上海市尚伟律师事务所

Shanghai SISU Law Firm

中国上海市愚园路168-172号环球世界大厦2901室 邮编：200040

Room 2901, Universal Mansion, 168-172 Yuyuan Road, Shanghai, P.R.C. 200040

电话/Tel: 86-21-62492734, 62494211, 62495817

传真/Fax: 86-21-62494416 Email:jerry7866@163.com

Date: July 29, 2022

To:

Rubber Leaf Inc (the “Company”)

Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”)

Qixing Road, Weng’ao Industrial Zone,

Chunhu Subdistrict, Fenghua District

Ningbo, Zhejiang, China

Re: Legal Opinion Regarding Certain PRC Legal Matters

Dear Ladies and Gentlemen:

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan), and such are qualified to issue this opinion on PRC Law (as defined below).

We are acting as PRC legal counsel to Rubber Leaf Inc (the “Company”) and Rubber Leaf Sealing Products (Zhejiang) Co., Ltd. (“RLSP”)，solely in connection with (A) the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed sales to the public offering (the “Offering”) by the Company of a certain number of the Company’s common stocks (the “Common Stocks”), par value US$0.001 per share of the Company, and (B) the proposed issuance and sale of the Common Stocks and the proposed listing and trading of the Common Stocks on the OTC Markets.

A. Definitions

As used in this opinion, the concepts and definitions of the following expressions are as follows:

(1) “PRC Authorities”: means any national, provincial or municipal local governmental, regulatory or administrative authority, agency or committee in the PRC, or any court, tribunal or any other judicial or arbitration institution in the PRC;

(2) “PRC laws”: means all laws, rules, regulations, statues, decrees, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof;

(3) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permits, annual inspections, qualifications, permits and licenses required by any the PRC authorities pursuant to any PRC Laws;

(4) “the Company” means Rubber Leaf Inc;

(5) “RLSP”: refers to Rui Boli Seals (Zhejiang) Co., Ltd.;

(6) “Prospectus”: means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement; and

(7) “M&A Rules”: means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce (which have been merged into the State Administration for Market Regulation) , the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006 as amended by the Ministry of Commerce on June 22, 2009.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents received provided to us by the Company and RLSP, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

B. Assumptions

In reviewing the Documents and for the purposes of this opinion, we have assumed:

(1) the genuineness of all the signatures, seals and chops;

(2) the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3) the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4) that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5) that all information (including factual statements) provided to us by the Company and RLSP in response to our enquirers for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and RLSP have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6) that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7) that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and

(9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

C. Opinion

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as the PRC Laws are concerned:

(1) With Respect to the Corporate Structure

The ownership structure of the Company and its sole subsidiary, RLSP , currently does not and immediately after giving effect to the Offering, will not result in any violation of the applicable PRC Laws is currently valid, binding and enforceable in accordance with its terms and applicable PRC Laws.

(2) With Respect to the M&A Rules

The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required under the M&A Rules for the Offering because (i) the equity structure of the Company belongs to a direct holding structure, and the Company directly control the wholly foreign-owned enterprise (“WOFE”) established in China, rather that the Variable Interest Entity (“VIE”) structure; (ii) RLSP was established on July 8, 2019. It is a wholly foreign-owned enterprise at the beginning of its establishment, which was not impacted by the M&A Rules; and (iii) ) there is no statutory provision that clearly classifies the companies established by foreign direct investment as subject to the M&A Rules.

However, there remains uncertainty as to how the M&A Rules will be interpreted and implemented, and our opinions above are subject to any new laws, rules and regulations or detailed implementation and interpretations and interpretations in any form relating to the M&A Rules.

(3) Taxation

The statements set forth in the Registration Statement under the heading “Taxation-People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(4) Regarding the Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “The Business and Business Plan”, “Enforceability of Civil Liabilities” and “Legal Proceedings”, insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true, correct and accurate in all material aspects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(5) Industry supervision

On November 14, 2021, the Cyberspace Administration of China or the CAC released the Regulations on Network Data Security (draft for public comments) and accepted public comments until December 13, 2021. The draft Regulations on Network Data Security provide that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review.

The Company’s wholly owned subsidiary, RLSP, as a manufacturing company in the PRC, its main business is to manufacture the rubber and plastic sealing strips for automotive windows and doors and therefore RLSP is not an online platform operator. Moreover, RLSP’s target customers are PRC automobile manufacturers not individual customers. Therefore, RLSP does not hold personal information of PRC users.

In conclusion, we believe that the Company’s oversea listing will not be subject to the scrutiny under PRC’s Cybersecurity Review Measures.

D. Qualifications

This legal opinion is subject to the following qualifications:

(1) Our legal opinions are limited to PRC Laws of general application at the date of hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2) PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3) Our legal opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4) Our legal opinions are influenced by the following factors: (i) certain legal provisions or statutory principles may affect the enforceability of corporate rights, which are generally related to public interest, social ethics, national security, integrity, fair dealing; (ii) in connection with the making, execution or performance of any legal document, any circumstance that may be considered materially wrong, manifestly unconscionable, fraudulent, coercive or lawfully concealed with unlawful intent; (iii) with respect to specific judicial discretion for performance, injunctive relief, remedy or defense or calculation of damages; (iv) the discretion of any competent PRC legislative, administrative or judicial authority in the exercise of its functions in China.

(5) This legal opinion is based on our understanding of PRC law. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(6) We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or RLSP or the rendering of this opinion.

(7) The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, RLSP and Governmental Agencies.

(8) This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently. This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Shanghai SISU Law Firm

Shanghai SISU Law Firm